<SEQUENCE>9
<FILENAME>y122008abhldinglp99w07.txt

                                                             Page 36 of 42 Pages


                                                                     Exhibit 7

                       EXECUTIVE OFFICERS AND DIRECTORS
                                       OF
                                   ACMC, INC.



         The names of the Directors and the names and titles of the Executive Officers of ACMC, Inc. and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of ACMC, Inc. at 1290 Avenue of the Americas, New York, New York, 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to ACMC, Inc. and each individual is a United States citizen.

Name, Business Address          Present Principal Occupation
----------------------          ----------------------------
*  Kevin R. Byrne               Senior Vice President and Chief Financial
                                Officer; Executive Vice President, Chief
                                Investment Officer and Treasurer, AXA
		  Equitable and AXA Financial, Inc.

*  Christopher M. Condron       Chairman and President; Member of Management
		  Board and Member of the Executive Committee,
		  AXA; President and CEO, AXA Financial, Inc.;
		  Chairman, President and Chief Executive
		  Officer, AXA Equitable




---------
*  Director


                                     36